EXHIBIT 10.8

Shaanxi Jinjiangshan Health Technology Development Co.,

Share Transfer Agreement

Transferor: Wuyidian	(Party A)
Transferee: Shaanxi Jinjiangshan Senior Living Service Management Co., Ltd.	(Party B)

This agreement was signed by Party A and Party B on the equity transfer of Shaanxi Jinjiangshan Health Technology Development Co., Ltd. on June 1, 2018. On the principle of equality and mutual benefit, both parties have reached the following agreement through friendly negotiation:

1. Party A agrees to transfer 40% of equity under Shaanxi Jinjiangshan Health Technology Development Co., Ltd. Which equals to 4 million Yuan to Party B at the price of 0 Yuan, and Party B agrees to purchase the above equity at this price.

2. Party B agrees to pay Party A's equity transfer amount of ______ million to Party A within ____ days after the conclusion of this agreement.

3. Party A guarantees that the equity of the company transferred to Party B is legally owned by Party A and has full disciplinary power. The equity has not been registered for pledge, has not been frozen by the judicial authorities, and there is no equity dispute. Otherwise, all the resulting Legal responsibility shall be taken by Party A.

4. After the equity transfer, Party A's rights and obligations to shareholders in Shaanxi Jinjiangshan Health Technology Development Co., Ltd. will be transferred to Party B.

5. This Agreement shall become effective after the signature and seal of both parties.

Party B's signature or official seal: